UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

                       November 20, 2009
Date of report (Date of earliest event reported)

      Universal Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20848	65-0231984
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Blvd. Suite 100, Fort Lauderdale, Florida 33309
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:        (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2009, the Board of Directors of Universal Insurance Holdings, Inc. (“Company”) approved, and recommended that the Company’s stockholders approve, the 2009 Omnibus Incentive Plan (“Incentive Plan”). On November 16, 2009, the Company’s stockholders approved the Incentive Plan by written consent.

An aggregate of 1,800,000 shares of the common stock, $0.01 par value per share (“Common Stock”) is reserved for issuance and available for awards under the Incentive Plan. Awards under the Incentive Plan may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares of Common Stock, restricted stock units, performance share or unit awards, other stock-based awards and cash-based incentive awards. Awards under the Incentive Plan may be granted to employees, directors, consultants or other persons providing services to the Company or its affiliates. The Incentive Plan also provides for awards that are intended to qualify as “performance-based compensation” in order to preserve the deductibility of such compensation by the Company under Section 162(m) of the Internal Revenue Code. As of the date hereof, no specific awards have been granted and no commitments have been made under the Incentive Plan. The Incentive Plan shall have a term of ten years expiring on November 16, 2019.

This description of the material terms of the Incentive Plan is qualified in its entirety by the actual provisions of the Incentive Plan, the complete text of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this report.

ITEM 9.01      Financial Statements and Exhibits

(d) Exhibits:

99.1     Universal Insurance Holdings, Inc. 2009 Omnibus Incentive Plan, effective November 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 20, 2009	Universal Insurance Holdings, Inc.

/s/ Bradley I. Meier
President and Chief Executive Officer